EXHIBIT 5

                               Opinion of Counsel



                                 April 24, 1998



Board of Directors
Peoples Financial Corporation
211 Lincoln Way East
Massillon, OH  44646

Gentlemen:

                  We have acted as counsel for Peoples Financial Corporation, an
Ohio corporation (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, no par value per share (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to Peoples Financial Corporation 1997 Stock Option and Incentive Plan as described in the Registration Statement on Form S-8 to be filed with the
Securities   and  Exchange   Commission   on  or  about  April  27,  1998  (the
"Registration Statement"), for the purpose of registering 149,101 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended through the date hereof, as certified by the President and the Treasurer of the Company; (c) the Code of Regulations of the Company amended through the date hereof as certified by the President and the Treasurer of the Company; (d) the Certificate of the Inspector of Election for the meeting of the shareholders of Peoples Financial Corporation held on March 19, 1997; (e) the minutes of the meeting of the Board of Directors of the Company dated January 22, 1997; (f) the minutes of the meeting of the Stock Option Committee of the Board of Directors of Peoples Financial Corporation dated March 19, 1997; (g) the Action by the Directors and the Stock Option Committee of the Board of Directors of Peoples Financial Corporation dated April 23, 1998; and (h) such other representations of the Company and its officers as we have deemed relevant.

                  In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

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                  Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plans and in the Registration Statements (when they become effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.

                  This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statements and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

                  We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement.

                                      Very truly yours,



                                      VORYS, SATER, SEYMOUR AND PEASE LLP